Exhibit 4

BROOKSTONE, INC.

2004 EQUITY INCENTIVE PLAN

1. PURPOSE

The purpose of this Equity Incentive Plan (the “Plan”) is to advance the interests of Brookstone, Inc. (the “Company”) and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company’s Common Stock (“Stock”).

The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock, Performance Awards, or combinations thereof, all as more fully described below.

2. ADMINISTRATION

Unless otherwise determined by the Board of Directors of the Company (the “Board”), the Plan will be administered by a Committee of the Board designated for such purpose (the “Committee”). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of Committee members. During such times as the Stock is registered under the Securities Exchange Act of 1934 (the “1934 Act”), all members of the Committee shall be “non-employee directors” as that term is used in Rule 16b-3 promulgated under the 1934 Act and “outside directors” as that term is used in Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose and determine the terms and conditions of each Award; (b) waive compliance by a holder of an Award with any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award (except that the minimum Restricted Periods for Restricted Stock and Deferred Stock set forth in Section 6.3(c) and Section 6.4, respectively, may not be waived); (c) amend or cancel an existing Award in whole or in part, except that the Committee may not reduce the exercise price of an outstanding Option and may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (d) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants (as defined below), and change such forms from time to time; (e) adopt, amend and rescind rules and regulations for the administration of the Plan; and (f) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting powers of the Committee set forth elsewhere in the Plan.

3. EFFECTIVE DATE AND TERM OF PLAN

The Plan will become effective on the date on which it is approved by the stockholders of the Company. Awards may be made prior to such stockholder approval if made subject thereto. No Award may be granted under the Plan after April 15, 2014, but Awards previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

(a) Subject to adjustment as provided in Section 8.6, the aggregate number of shares of Stock that may be delivered under the Plan will be 900,000. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

(b) The following additional limits shall also apply to certain awards as specified in (i) through (iii) below:

(i)	Subject to adjustment as provided in Section 8.6, the maximum number of shares of Stock as to which Options may be granted to any Participant in any one calendar year shall be 800,000 and the maximum number of shares of stock subject to SARs granted to any Participant in any one calendar year shall also be 800,000. These limits shall be construed and applied in a manner that is consistent with the rules under Section 162(m) of the Code.

(ii)	Subject to adjustment as provided in Section 8.6, the maximum number of shares of Stock subject to Performance Awards (other than Performance Award described in Section 4(b)(i) above) granted to any Participant in any one calendar year shall be 450,000. This limit shall be construed and applied in a manner that is consistent with the rules under Section 162(m) of the Code.

(iii)	Subject to adjustment as provided in Section 8.6, the maximum number of shares of Stock that may be issued, in the aggregate, pursuant to the exercise of Options that do not qualify as “incentive stock options” under Section 422(b) of the Code (“non-ISOs”) shall be 800,000 and the maximum number of shares of Stock that may be issued, in the aggregate, pursuant to the exercise of stock options that qualify as “incentive stock options” (“ISOs”) shall also be 800,000; provided, that the foregoing maximum limits shall not be construed to permit more than the maximum number of shares described at (a) above (as the same may be adjusted as provided in Section 8.6) to be issued in the aggregate pursuant to all Awards.

(c) Stock delivered under the plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5. ELIGIBILITY AND PARTICIPATION

Each key employee of the Company or any of its subsidiaries (an “Employee”) and each other person or entity (including without limitation consultants and non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries will be eligible to receive Awards under the Plan (each such Employee, person or entity receiving an Award, “a Participant”). A “subsidiary” for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6. TYPES OF AWARDS

6.1. Options.

(a) Nature of Options. An Option is an Award giving the recipient the right on exercise thereof to purchase Stock. Both ISOs and non-ISOs may be granted under the Plan. ISOs shall be awarded only to Employees of the Company or of a “parent” or “subsidiary” of the Company as those terms are defined in Section 424 of the Code. An Option awarded under the Plan shall be a non-ISO unless it is expressly designated as an ISO at time of grant.

(b) Exercise Price. The exercise price of an Option will be determined by the Committee but may not be less than 100% of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted.

(c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

(d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Except as otherwise determined by the Committee, any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

(e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, or (2) if so permitted by the Committee at or after the grant of the Option or by the instrument evidencing the Option, (i) through the delivery of shares of Stock which have been held for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by a broker-assisted exercise acceptable to the Company, or (iii) by any combination of the foregoing permissible forms of payment.

(f) Discretionary Payments. If (i) the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2) exceeds the exercise price of the Option at the time of its exercise, and (ii) the person exercising the Option so requests the Committee in writing, the Committee may in its sole discretion cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid.

6.2. Stock Appreciation Rights.

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right (or “SAR”) is an Award entitling the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Stock. SARs may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited) to appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee.

(b) Grant of Stock Appreciation Rights. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Rules Applicable to Tandem Awards. When SARs are granted in tandem with Options, (a) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (b) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares not covered by the SAR; (c) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (d) the SAR will be transferable only with the related Option.

(2) Exercise of Independent SARs. A SAR not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.

Any exercise of an independent SAR must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

6.3. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock in such amounts and upon such terms and conditions as the Committee shall determine in accordance with this Section 6.3 (“Restricted Stock”).

(b) Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

(c) Transferability and Other Restrictions. Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock, or Deferred Stock as hereinafter provided, is subject to such restrictions and conditions is referred to as the “Restricted Period”). Except as the Committee may otherwise determine under Section 7.1, if a Participant suffers a Termination of Service (as defined at Section 7.1) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares; provided, that if no cash was paid by the Participant any such shares of Restricted Stock that would otherwise be subject to repurchase by the Company in accordance with the foregoing shall be automatically forfeited to the Company. Each Restricted Stock Award shall provide for vesting not more rapidly than ratably over a three-year period unless the Restricted Stock is also subject to performance restrictions, in which case the minimum Restricted Period shall be one year.

During the Restricted Period with respect to any shares of Restricted Stock, the Company shall have the right to retain in the Company’s possession the certificate or certificates representing such shares.

(d) Removal of Restrictions. Except as otherwise provided in this Section 6.3, a share of Restricted Stock covered by a Restricted Stock grant shall become freely transferable by the Participant upon completion of the Restricted Period, including the passage of any applicable period of time and satisfaction of any conditions to vesting. The Committee, in its sole discretion, shall have the right at any time immediately to waive all or any part of the restrictions and conditions with regard to all or any part of the shares held by any Participant (except that the minimum Restricted Periods for Restricted Stock set forth in Section 6.3(c) may not be waived).

(e) Voting Rights, Dividends and Other Distributions. During the Restricted Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock including any dividends and distributions paid in shares shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

(f) Other Awards Settled with Restricted Stock. The Committee may, at the time any Award described in this Section 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

(g) Notice of Section 83(b) Election. Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of filing such election with the Internal Revenue Service.

6.4. Deferred Stock.

Subject to the terms and provisions of the Plan, including the provisions of this Section 6.4, the Committee may grant Deferred Stock Awards. A Deferred Stock Award entitles the recipient to receive shares of Stock (or, if the Committee so determines, cash in lieu of Stock or a combination of cash and Stock) to be delivered in the future. Delivery of the Stock (or cash) will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock (or cash) will take place. A Deferred Stock Award that is not granted in lieu of cash compensation shall provide for vesting not more rapidly than ratably over a period of three years unless the Award is also subject to performance restrictions, in which case the minimum Restricted Period shall be one year.

6.5 Unrestricted Stock.

Subject to the terms and provisions of the Plan, the Committee may grant or sell shares of fully vested and unrestricted Stock in such amounts and for such consideration, if any, as the Committee shall determine (“Unrestricted Stock”); provided, that the aggregate number of shares of Unrestricted Stock that may be granted or sold for a purchase price that is less than their fair market value, unless granted in lieu of cash compensation equal to such fair market value, shall not exceed 90,000 shares.

6.6 Performance Awards.

(a) The Committee may provide that the grant or vesting of any Award described in Sections 6.1 through 6.5 be subject to such performance conditions (other than or in addition to the mere performance of service or the mere passage of time) as the Committee may determine. Performance-conditioned Awards described in Section 6.3, Section 6.4 or Section 6.5 are herein referred to as “Performance Awards.”

(b) This Section 6.6(b) applies to any Performance Award intended to qualify as performance-based for purposes of Section 162(m) of the Code. In the case of any Performance Award to which this Section 6.6(b) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Committee will preestablish, in writing, one or more specific Performance Criteria (as defined in Section 6.6(c) below) no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Committee. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Committee will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this Section 6.6(b) applies may be granted after the first meeting of the stockholders of the Company held in 2009 until the performance measures described in Section 6.6(c) below (as the same may be amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(c) For purposes of this Section 6.6, “Performance Criteria” are specified criteria, other than the mere performance of services or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Criterion means an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; same-store sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion measure and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. Any Performance Criterion based on performance over a period of time shall be determined by reference to a period of not less than one year. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

7. EVENTS AFFECTING OUTSTANDING AWARDS

7.1. Termination of Service.

If a Participant who is an Employee ceases to be an Employee, or if there is a termination of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship to be referred to as a “Termination of Service”), except as otherwise provided by the Committee with respect to an Award, the following will apply:

(a) Options and SARs.

(1) All Options and SARs held by the Participant immediately prior to the Termination of Service, to the extent then exercisable, may be exercised as follows:

(i) If the Termination of Service is on account of the Participant’s death, such Awards may be exercised by the Participant’s executor or administrator or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant’s death, and shall thereupon terminate.

(ii) If the Termination of Service is on account of the Participant’s retirement with consent of the Company after attainment of age 55 or total and permanent disability (as determined by the Company), such Awards may be exercised by the Participant at any time in accordance with the original terms of the Award.

(iii) If the Termination of Service is for any other reason, such Awards may be exercised by the Participant at any time within the three month period following the Termination, and shall thereupon terminate, unless the Award provides by its terms for immediate termination of the Award in the event of such a Termination of Service or unless the Termination of Service results from a discharge for cause that, in the opinion of the Committee, casts such discredit on the Participant as to justify immediate termination of the Award.

(2) In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

(3) Options and SARs held by a Participant immediately prior to the Termination of Service that are not then exercisable shall terminate upon the Termination of Service.

(b) Restricted Stock. Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(c).

(c) Deferred Stock. Any payment or benefit under a Deferred Stock Award to which the Participant was not irrevocably entitled prior to the Termination of Service will be forfeited and the Award canceled upon the Termination of Service.

(d) Unrestricted Stock. Termination of Service shall have no effect on Unrestricted Stock held by a Participant.

(e) Special Circumstances. In the case of a Participant who is an Employee, a Termination of Service shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee’s right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

7.2. Mergers, Etc.

Except as otherwise provided by the Committee at the time of grant, in the event of a consolidation, merger or other transaction in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets or a dissolution or liquidation of the Company (a “covered transaction”), the following rules shall apply:

(a) Subject to paragraph (b) below, all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction, provided that the Committee may in its sole discretion (but subject to Section 7.4), on or prior to the effective date of the covered transaction, (1) make any outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from any Restricted Stock, (3) cause the Company to make any payment and provide any benefit under any Deferred Stock Award, and (4) remove any performance or other conditions or restrictions on any Award; or

(b) With respect to an outstanding Award held by a Participant who, following the covered transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction, in its sole discretion and in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such Participant outstanding hereunder or grant a replacement award which, in the judgment of the Committee, is substantially equivalent to any Award being replaced.

8. GENERAL PROVISIONS

8.1. Documentation of Awards.

Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

8.2. Rights as a Stockholder, Dividend Equivalents.

Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

8.3. Conditions on Delivery of Stock.

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The NASDAQ National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8.4. Tax Withholding.

The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the “withholding requirements”).

In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock or removal of restrictions thereon. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this Section 8.4, if the Committee determines that a withholding responsibility may arise in connection with tax exercise, (b) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise, and (c) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

8.5. Transferability of Awards.

The Committee may permit an Award, other than an ISO, to be transferred in accordance with terms and conditions specified by the Committee. Otherwise, no Award may be transferred other than by will or by the laws of descent and distribution. In the case of an Award that is permitted to be transferred by the Participant during his or her lifetime and that is so transferred to a permitted transferee, references in the Plan to “Participant” shall, as appropriate (as determined by the Committee in its absolute discretion), be deemed to include the transferee.

8.6. Adjustments in the Event of Certain Transactions.

(a) In the event of a stock dividend, stock split, reverse stock split, or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution to holders of Stock other than normal cash dividends, after the effective date of the Plan, the Committee will make such adjustments as it determines to be appropriate to the maximum number of shares that may be delivered under the Plan under Section 4(a) above and to the limits described in Section 4(b) and Section 6.5.

(b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan; provided, that adjustments pursuant to this sentence shall not be made to the extent it would cause any Award intended to be exempt under Section 162(m)(4)(c) of the Code to fail to be so exempt.

(c) In the case of the ISOs or Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the adjustments described in (a) and (b) will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code or Section 162(m) of the Code, as the case may be.

8.7. Employment Rights, Etc.

Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

8.8. Deferral of Payments.

The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

8.9. Past Services as Consideration.

Where a Participant purchases Stock under an Award (other than an Option), the Committee may accept in satisfaction of the purchase price such lawful consideration, including past services, as it determines appropriate.

8.10. Settlement of Awards Under Other Plans. Nothing herein shall be construed as limiting the Company’s authority to grant awards of Stock or other awards outside of the Plan. If, in connection with any award under a plan or program other than the Plan (including without limitation the Company’s Management Incentive Bonus Plan or any successor plan), the Committee determines that any portion of the benefit under such award shall be paid in the form of Stock or rights with respect to Stock, the Committee may provide for the delivery of such Stock or rights as an Award hereunder.

9. EFFECT, AMENDMENT AND TERMINATION

Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under applicable law (including the Code) or stock exchange requirements. Without limiting the foregoing, stockholder approval shall be required to increase the number of shares available for Awards under the Plan or to change the class of individuals eligible to participate in the Plan.